Exhibit 3

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of July 31, 2009, by and among TPG Mdiwest US V, LLC and TPG Midwest International V, LLC (each, a “TPG Entity” and, together the “TPG Entities”), and Republic Airways Holdings Inc., a Delaware corporation (the “Company”).

WHEREAS, this Agreement is being entered into to further set forth the rights and obligations of the parties pursuant to Section 4.2(a) of the Investment Agreement, dated of June 23, 2009, by and among the TPG Entities and the Company (the “Investment Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS

1.1           For purposes of this Agreement:

(a)         “Conversion Shares” has the meaning set forth in the Convertible Note.

(b)         “Convertible Note” means the convertible note, dated as of the date hereof, issued by the Company to the TPG Entities, having a principal amount of Twenty-Five Million Dollars ($25,000,000).

(c)         “Holder” means either of the TPG Entities or their respective assigns.

(d)         “Rule 144”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(e)         “Registrable Securities” means the Conversion Shares and any securities into or for which such Conversion Shares have been converted or exchanged or into which the Convertible Note may be converted, and any security issued with respect thereto upon any stock dividend, split or similar event until, in the case of any such security, the earliest of: (i) the date on which such security has been registered under the Securities Act and disposed of pursuant to an effective registration statement; (ii) the date on which such security may be sold or transferred by the Holder thereof under Rule 144 under the Securities Act without any volume restrictions; and (iii) the date on which such security ceases to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

(f)         “Securities Act” means the Securities Act of 1933, as amended.

SECTION 2.    REGISTRATION

2.1        Registration Rights.  The Company shall prepare and file or cause to be prepared and filed with the Securities and Exchange Commission (the “SEC”), on or before the first anniversary of July 31, 2009 (the “Filing Deadline Date”), a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) registering the resale from time to time by Holders of Registrable Securities (the “Initial Shelf Registration Statement”).  The Initial Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by the Holders in accordance with the methods of distribution elected by the Holders and set forth in the Initial Shelf Registration Statement.

The Company shall use its reasonable best efforts to cause the Initial Shelf Registration Statement to be declared effective under the Securities Act on or before the date that is one-hundred and twenty (120) days after the Filing Deadline Date (the “Effectiveness Deadline Date”), and to keep the Initial Shelf Registration Statement continuously effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof and as promptly as is practicable amending the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of such order suspending the effectiveness thereof, or filing and using its reasonable best efforts to cause to become effective as promptly as is practicable after such filing, an additional Shelf Registration Statement covering all of the Registrable Securities) until the date that all Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”).  At the time the Initial Shelf Registration Statement is declared effective, each Holder shall be named as a selling securityholder in the Initial Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law.  The Company shall use its reasonable best efforts to ensure that none of the Company’s securityholders (other than the Holders of Registrable Securities) shall have the right to include any of the Company’s securities in the Shelf Registration Statement.  The Company shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act or as necessary to name a Holder as a selling securityholder.

2.2        Expenses of Registration.  All expenses incurred in connection with any Shelf Registration Statement or registered offering covering the Registrable Securities, including without limitation, reasonable legal fees of counsel selected by the Company, reasonable accounting fees, registration filing fees and additional listing fees, will be borne collectively by each Holder named as selling securityholder, pro rata based on the number of Registrable Securities registered by such Holder.

2.3        Obligations of the Company.  In connection with any Shelf Registration Statement, the Company shall:

(a)         Furnish to the Holders and any underwriters, upon written request of such Holders and underwriters, as applicable, such number of copies of the applicable registration statement and each such amendment and supplement thereto and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(b)         Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such U.S. jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(c)         Give written notice to the Holders requesting registration of Registrable Securities or whose securities are covered by such registration statement: (i) when any registration statement filed pursuant to Section 2.1 or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) of the happening of any event as a result of which the applicable prospectus, as then in effect, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading (which notice, in the case of this clause (v), shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(d)         Upon the occurrence of any event contemplated by Section 2.3(c)(v), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus and the registration statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading.  If the Company notifies the Holders in accordance with Section 2.3(c)(v) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus.  The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 60 days.

(e)         Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s), and cooperate with the Holders to facilitate the timely delivery of Registrable Securities to be sold, which shall not bear any restrictive legends, and to enable such Registrable Securities to be issued in such denominations and registered in such names as the Holders may reasonably request at least two business days prior to the closing of any sale of Registrable Securities.

(f)         Enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the managing underwriter(s), if any, and customary for an underwritten offering to expedite or facilitate the underwritten disposition of such Registrable Securities.

(g)         So long as shares of Common Stock are listed on the Nasdaq Global Market System or listed or quoted on any other securities exchange or market, at its expense, list or cause to have quoted thereon, the Registrable Securities.

(h)         If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, as soon as reasonably practicable include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, as reasonably required to be included therein in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

SECTION 3.    INDEMNIFICATION

3.1        The Company agrees to indemnify each Holder and each person, if any, that controls a Holder within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, shareholders, employees, agents, representatives and Affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter within the meaning of the Securities Act (each, a “Holder Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses) (collectively, “Losses”), arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, any preliminary prospectus or final prospectus or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such Loss results from an untrue statement or omission made in such registration statement, any such preliminary prospectus or final prospectus or any such amendments or supplements thereto, in reliance upon and in conformity with information furnished in writing to the Company by such Holder Indemnitee expressly for use in connection with such registration statement, any such preliminary prospectus or final prospectus or any such amendments or supplements thereto.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder Indemnitee and shall survive the transfer of Registrable Securities by any seller.

3.2        Each Holder, severally and not jointly, agrees to indemnify the Company, each person, if any, that controls the Company within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, shareholders, employees, agents, representatives and Affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter within the meaning of the Securities Act (each, a “Company Indemnitee”), against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, any preliminary prospectus or final prospectus or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such Company Indemnitee expressly for use in connection with such registration statement, any such preliminary prospectus or final prospectus or any such amendments or supplements thereto.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Company Indemnitee and shall survive the transfer of Registrable Securities by any seller.

3.3        Promptly after receipt by any person of any notice of any loss, claim, damage, action, liability, costs of expenses in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, damage, action, liability, costs of expenses; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the

Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if based upon advice of the Indemnified Party’s counsel, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claim or action, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons, with the fees and expenses of such counsel to be paid by such Indemnifying Party. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

3.4        If for any reason the indemnification provided for in Section 3.1 or Section 3.2 is unavailable to the Indemnified Party with respect to any Losses contemplated by Section 3.1 and Section 3.2 or is insufficient to hold the Indemnified Party harmless as contemplated by Section 3.1 or Section 3.2, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by the indemnified party as result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations.  The relative fault of the Indemnified Party, on the one hand, and of the Indemnifying Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Holder Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.4.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  Notwithstanding any provisions of this Section 3 to the contrary, each Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such Holder.

SECTION 4.    MISCELLANEOUS

4.1        Notices.  Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or electronic mail, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed as follows (or at such other address for a party as shall be specified by like notice):

 (a)        if to a Holder of Registrable Securities, initially at the address set forth below such Holder's signature page hereto and thereafter at such other address as may be designated from time to time by notice given in accordance with the provisions of this Section 4.1.

                         (b)        in the case of the Company, to:

 Republic Airways Holdings Inc.

 8909 Purdue Road, Suite 300
 Indianapolis, IN 46268
 Attention: President
 Telephone No.:  (317) 484-6047

 Facsimile No.:  (317) 484-4547

 with a copy to:

 Fulbright & Jaworski L.L.P.
 666 Fifth Avenue
 New York, New York 10103
 Attention: Gregg J. Berman
 Telephone No.:  (212) 318-3388
 Facsimile No.: (212) 318-3400

4.2        Amendment of Investment Agreement.  Each of the parties hereto hereby consents to the amendment of the Investment Agreement such that Section 4.2 of the Investment Agreement is replaced with this Agreement.  Except as and to the extent expressly modified by this Agreement, the Investment Agreement shall remain in full force and effect in all respects.

4.3        Entire Agreement.  This Agreement and all other documents required to be delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.

4.4        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

4.5        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.  The rights of each Holder under this Agreement may be assigned by any of the Holders, in whole or in part, to any transferee or assignee of Registrable Securities; provided, however, the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

4.6        Amendments and Waivers.  The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless (a) with respect to a particular offering hereunder, the Company has obtained the written consent of Holders of a majority of the Registrable Securities included in such offering or (b) in any other event, the Company has obtained the written consent of Holders of a majority of the Registrable Securities then outstanding.

4.7        Governing Law.  The terms of this Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Law and Rules.  Any action against the Company or any Holder, including any action for provisional or conservatory measures or action to enforce any judgment entered by any court in respect of any thereof, may be brought in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York, and each of the Company and each Holder irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, each of the Company and each Holder irrevocably consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom.  Each of the Company and each Holder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Agreement, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Note, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which such person is entitled pursuant to the final judgment of any court having jurisdiction.  Each of the Company and each Holder expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.  EACH OF THE COMPANY AND EACH HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.8        Injunctive Relief.  The Company agrees that the Holders’ remedies at law in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without the Holders having to prove actual damage or post any bond or other security.

4.9        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

TPG MIDWEST US V, LLC
By: TPG Advisors V, Inc.
Its: Managing Member

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG MIDWEST INTERNATIONAL V, LLC
By: TPG GenPar V, L.P.
Its: Managing Member
By: TPG Advisors V, Inc.
Its: General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

Address:

c/o TPG Capital, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: Clive Bode
Telephone No.: (817) 871-4651
Facsimile No.: (817) 871-4010

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Nicholas P. Saggese and Rick C. Madden
Telephone No.: (213) 687-5550 and (213) 687-5379
Facsimile No.: (213) 621-5550 and (213) 621-5379

[Signature Page to Registration Rights Agreement]

TPG MIDWEST US V, LLC

By:	/s/ Bryan K. Bedford
	Name:	Bryan K. Bedford
	Title:	President and Chief Executive Officer

[Signature Page to Registration Rights Agreement]